EXHIBIT 99


NEWS RELEASE


NORTHWESTERN PUBLIC SERVICE TO ACQUIRE
ADDITIONAL PROPANE OPERATIONS
September 9, 1996
FOR IMMEDIATE RELEASE


ACQUISITION WILL ADD CUSTOMERS IN 10 STATES TO
NORTHWESTERN'S ENERGY DISTRIBUTION HOLDINGS


     HURON, S.D. - Northwestern Public Service announced today that its wholly owned subsidiary, Northwestern Growth Corporation, has entered into an agreement to acquire Empire Energy Corporation, a major retail distributor of propane in the United States.

     Empire Energy, headquartered in Lebanon, Mo., is the nation's eighth largest retail marketer and distributor of propane and other fuels for residential, commercial, industrial and agricultural uses. Empire Energy currently maintains 168 retail branches delivering over 100 million gallons annually to 130,000 customers in 10 states, primarily in the Southeastern regions of the United States.

     The acquisition terms provide for total consideration of approximately $120 million. The transaction is expected to be primarily financed through the assumption of Empire's existing bank financing in addition to cash, notes and certain other consideration. Completion of the acquisition is subject to various conditions, including obtaining certain regulatory approvals.

     "As the energy industry continues to become more competitive, Northwestern is positioning itself to capitalize on the convergence of energy alternatives in its energy distribution strategies. Northwestern has a strong foundation in electric and natural gas distribution, which is complemented with the acquisition of propane distribution operations during the last year," said Merle D. Lewis, president and chief executive officer of Northwestern Public Service. "In addition to growth opportunities, this acquisition is expected to generate additional earnings and substantial cash flows and have a positive impact on Northwestern's future dividend policy," said Lewis.

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     In a separate transaction, Northwestern Growth executed agreements to acquire approximately $10 million of CGI Holdings, Inc. preferred stock, in addition to an arrangement that will allow Northwestern Growth to acquire all of the common stock of CGI at a later date subject to various terms and conditions. CGI is the parent company of Coast Gas Inc., a retail propane distributor serving 75,000 customers in seven states, primarily in western regions of the United States. CGI, headquartered in Watsonville, Ca., also owns Coast Energy Group, a wholesaler of propane and other natural gas liquids and a marketer and processor of natural gas, located in Houston, Tx.
     "The Empire Energy and Coast transactions will significantly expand Northwestern's propane distribution operations, enhance our propane management team, and provide opportunities for economies through a larger customer base," said Richard R. Hylland, president and chief operating officer of Northwestern Growth Corporation. "The continued growth of our propane holdings aligns well with Northwestern's electric and natural gas distribution businesses, provides geographical diversity, and broadens customer relationships, all important advantages in pursuing future deregulated energy marketing opportunities," said Hylland.

     Regarding the Coast transactions, Hylland said, "We are extremely pleased with the investment in CGI Holdings and the ability to acquire these retail and wholesale propane operations. Acquiring Coast Energy will provide significant opportunities for enhancements to Northwestern's propane supply capabilities including price, availability, and risk management. The acquisition of the Coast entities will also combine our propane operations with one of the fastest growing operations on the west coast providing additional opportunities for future growth."

     With the acquisition of Synergy Group Inc. in August 1995, Northwestern Growth became the seventh largest retail propane marketer in the United States with 185,000 propane customers in 17 states. With the addition of Empire Energy retail operations, Northwestern Growth propane operations will serve 315,000 customers in 22 states. Northwestern Public Service, headquartered in Huron, S.D., also serves 55,000 electric customers and 76,000 natural gas customers across a 15,000-square-mile area of eastern South Dakota and central Nebraska. In addition to energy distribution, Northwestern is engaged in other non-energy businesses.

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